AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

THIS AMENDMENT, made as of June 1, 2009 by and between B+H OCEAN CARRIERS LTD. of 80 Broad Street, Monrovia, Liberia (“Ocean”) and B+H Management LTD. of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, Bermuda (“BHM”).

WHEREAS, Ocean and BHM are parties to a Management Services Agreement dated June 27, 1988 as amended on October 10, 1995 and as further amended and adjusted from time to time (the “MSA”), in respect of the management by BHM of specified vessels within the fleet of oceangoing vessels operated by Ocean (the “Vessels”); and

WHEREAS, Ocean and BHM with by means of this Amendment to add a further Vessel to management by BHM under the MSA.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the parties agree that:

As from the date hereof BHM shall undertake the pre-delivery administrative management under the MSA, at a monthly fee therefore of USD 10,500.00, of the +A1 DP2 Offshore Oilfield Accommodation Work Barge owned by Straits Offshore Ltd. of Singapore (Hull No. 1150; under construction by NGV TECH Sdn Bhd at Sijankang, Malaysia pursuant to contract dated April 11, 2008).

IN WITNESS WHEREOF, the parties have duly executed this Amendment to Management Services Agreement as of the day and year first above written.

B+H OCEAN CARRIERS LTD.

By
Trevor J. Williams – Director

B+H MANAGEMENT LTD.

By
Deborah L. Paterson - Director